Exhibit 10.4

                             PROCERA NETWORKS, INC.
                              3175 WINCHESTER BLVD.
                               CAMPBELL, CA 95008




May 27, 2003

Gregory Dewing
6680 Crystal Springs Drive
San Jose, CA 95120

Re:  Employment with Procera Networks, Inc

Dear  Greg:

Today Procera Networks, Inc. signed a Definitive Agreement to merge with a non-active public company. Procera's merging partner is a public company shell which has no employees, no assets, and no liabilities. The name of the merged company will be Procera Networks, Inc. On the basis of this merger, Procera intends to raise $5 Million in equity investment between now and July 30, 2003.

We wish to offer you an Exempt position as Vice-President-Sales, reporting directly to the CEO, with Procera Networks, Inc.(the "Company"), with your employment to commence on June 9, 2003.

For the services rendered, you will be paid an annual base salary of $80,000 and an incentive target of $80,000, based on sales performance, from date of hire until the date the Company has received a total of $4 Million in equity funding (the "Funding Date"). On the Funding Date, your annual base salary will be increased to $100,000 and the target sales performance incentive to $100,000. Employees will be paid every second Friday, beginning June 20, 2003. As an employee of the Company, you shall be provided with 15 days of paid time-off, paid Holidays, medical insurance, and dental insurance in accordance with Company policies. Paid time-off shall begin accruing upon commencement of your employment at the rate of 4.6 hours per bi-weekly pay period. You will be required to execute the Company's standard Non-Disclosure and Assignment of Inventions Agreement.

Shares of the Company's common stock which you purchased as a Founder and shares of common stock which you accepted as consideration for your signed Settlement and Release Agreement are 100% vested.

Your employment shall be at the will of either party. Accordingly, if for some reason you are not happy or satisfied with your employment, you may terminate your employment at any time. In addition, the Company may terminate your employment at any time, with or


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without  cause,  as  well.  This  offer is subject to satisfactory proof of your right  to  work  in  the  United  States.

Additionally, you shall be required to comply with the Company's employment policies and work and safety rules in effect from time to time.

If you agree with the terms and conditions set forth in this letter, please acknowledge your agreement by signing in the space below and returning a copy of this letter to the Company.

Greg, your participation and support during the Company's initial start-up year is very much appreciated and we look forward to you joining our team again as we move forward to re-start the Company.

                                                Sincerely,

                                                    s/s D.J. Glader
                                                ----------------------
                                                Doug J. Glader, CEO
                                                Procera Networks, Inc.

AGREED TO AND ACCEPTED:
----------------------


    s/s Gregory T. Dewing
-----------------------------
Gregory Dewing

      6/9/03
-----------------------------
Date


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